Exhibit 99.1

ASCENA RETAIL GROUP, INC. APPOINTS ROBB GIAMMATTEO AS CHIEF FINANCIAL OFFICER

MAHWAH, N.J.--(BUSINESS WIRE)—February 11, 2015-- Ascena Retail Group, Inc. (NASDAQ: ASNA) today announced that after a thorough search of internal and external candidates, Robb Giammatteo has been appointed to serve as ascena’s Chief Financial Officer. As CFO, Mr. Giammatteo will oversee ascena’s finance organization, which includes accounting, financial planning and analysis, internal audit, investor relations, lease administration, tax, and treasury functions.

David Jaffe, President and CEO of Ascena Retail Group, Inc., said “We realized, during the course of our search for a new Chief Financial Officer, that Robb has a deep command of our business, strong communication skills, a powerful work ethic and clear leadership ability. He has demonstrated that he is an extraordinarily capable and valued team member and we are pleased to have found exactly the candidate we desired within our own organization. The board of directors and the balance of our management team have high expectations, confidence and enthusiasm for him in this position.”

Mr. Giammatteo joined ascena in September 2013 as its Senior Vice President of Financial Planning and Analysis and Investor Relations. Before joining ascena, he held the position of Vice President of Corporate Financial Planning and Analysis at VF Corporation. Prior to VF Corporation, Mr. Giammatteo spent several years in a variety of financial leadership roles at Limited Brands and General Motors. He holds a Master’s Degree in Mechanical Engineering from Rensselaer Polytechnic Institute, a Master’s Degree in Aeronautical Engineering from the Massachusetts Institute of Technology (MIT), and an MBA from MIT’s Sloan School of Management.

Mr. Giammatteo said, “I am very grateful for the opportunity to have supported the ascena finance team through this transitional period, and I am excited to partner with David and the rest of the ascena senior leadership team to help realize the full potential of our business model as we move forward.”

About Ascena Retail Group, Inc.

Ascena Retail Group, Inc. (NASDAQ:ASNA) is a leading specialty retailer offering clothing, shoes, and accessories for missy and plus-size women under the Lane Bryant, Cacique, maurices, dressbarn and Catherines brands; and for tween girls and boys, under the Justice and Brothers brands. Ascena Retail Group, Inc. operates through its subsidiaries approximately 3,900 stores throughout the United States and Canada.

For more information about Ascena Retail Group, Inc. and its brands, visit www.ascenaretail.com, www.lanebryant.com, www.cacique.com, www.maurices.com, www.dressbarn.com, www.catherines.com, www.shopjustice.com, and www.shopbrothers.com.

Source: Ascena Retail Group, Inc.

Ascena Retail Group, Inc.
Investor Relations
551-777-6780
or
ICR, Inc.
James Palczynski, 203-682-8229
Senior Managing Director

jp@ircinc.com